Exhibit 10.27

DISABILITY AMENDMENT

TO THE KEYCORP

EXCESS CASH BALANCE PENSION PLAN

WHEREAS, KeyCorp has established the KeyCorp Excess Cash Balance Pension Plan (the “Plan”), and

WHEREAS, the Board of Directors of KeyCorp has authorized its Compensation and Organization Committee to permit amendments to the Plan, and

WHEREAS, the Compensation and Organization Committee of the Board of Directors of KeyCorp has determined it desirable to amend the Plan and has accordingly authorized the execution of this Amendment,

NOW, THEREFORE, pursuant to such action of the Compensation Committee, the Plan is hereby amended as follows:

1.	Article II, Section 2.1 shall be amended to add the following new definition:

“(j) “Disability” shall mean (1) a physical or mental disability which prevents a Participant from performing the duties such Participant was employed to perform for his or her Employer when such disability commenced, (2) has resulted in the Participant’s absence from work for 180 qualifying days, and (3) application has been made for the Participant’s disability coverage under the KeyCorp Long Term Disability Plan.”

2.	Article III, Section 3.1 shall be amended to delete it in its entirety and to substitute therefore the following:

“3.1 Eligibility. Subject to the provisions of Article V hereof, a Participant shall be eligible for an Excess Pension Benefit hereunder if the Participant (i) terminates employment with an Employer on or after age 55 with five or more years of Credited Service, (ii) terminates his or her active employment with an Employer upon becoming Disabled, or (iii) dies after completing five years of Credited Service, and has a Beneficiary who is eligible for a benefit under the Pension Plan.”

3.	Article IV, Section 4.1 shall be amended to delete the first paragraph, and to substitute therefore the following:

“4.1 Immediate Payment Upon Termination or Retirement of Participant. Subject to the provisions of Section 4.2 hereof, a Participant shall receive an immediate distribution of his or her Excess Pension Benefit upon the Participant’s (1) attainment of age 55, and (2) upon the Participant’s termination of employment. Such Excess Pension Benefit shall be paid in the form of a lump sum cash payment, unless the Participant elects in writing, a minimum of one year prior to his or her retirement or termination date to receive payment of his or her Excess Pension Benefit under a different form of payment. The forms of payment from which a Participant may elect shall be identical to those forms of payment provided under the Pension Plan. Such payment method, once elected by the Participant, shall be irrevocable.”

4.	The amendments set forth in Paragraphs 1 through 3 shall be effective as of December 31, 2007.

5.	Except as otherwise amended herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, KeyCorp has caused this Disability Amendment to the Plan to be executed by its duly authorized officer to be effective as of the 31st day of December, 2007.

KEYCORP

By:	/s/ Thomas E. Helfrich
Title: Executive Vice President